Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2011, relating to the statement of revenues and certain expenses for Park West Place Shopping Center for the year ended December 31, 2009 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (SEC) on February 24, 2011, our report dated May 4, 2011, relating to the statement of revenues and certain expenses for Gilroy Crossing for the year ended December 31, 2010 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K/A filed with the SEC on May 4, 2011, our report dated May 4, 2011, relating to the statement of revenues and certain expenses for the Shopping Center for the year ended December 31, 2010 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K/A filed with the SEC on May 4, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

May 6, 2011